                                                                  Exhibit (b)(4)


                                 PROMISSORY NOTE

NEW YORK, N.Y. September 13, 1999

         On September 13, 2000 TEVA PHARMACEUTICALS USA, INC. promises to pay to the order of BANK LEUMI USA ("Bank") the lesser of (x) One Hundred Fifteen Million Dollars ($115,000,000) and (y) the aggregate unpaid principal amount of all loans made by the Bank to the maker pursuant to the Credit Agreement dated as of September 13, 1999 among the maker, the Bank and Teva Pharmaceutical Industries Ltd. ("Parent") at the Bank at 564 Fifth Avenue, New York, New York 10036.

         Payment of principal and interest in respect of the indebtedness evidenced by this Note shall be junior and subordinate and subject in right of payment to specified Senior Debt as provided Addendum A attached hereto.

         Interest (shall be computed) at a rate per annum which shall be equal to 1/4% per annum above the Libor Rate (Reserve Adjusted)* for a one, three or six month term, as elected by the maker and calculated by the Bank, in the manner hereinafter provided, but in no event in excess of the maximum rate permitted by applicable law; provided, that in the event the Bank shall have determined that by reason of circumstances affecting the Libor Rate (Reserve Adjusted) adequate and reasonable means do not exist for ascertaining the Libor Rate (Reserve Adjusted) for any Interest Period, or the time remaining to the stated maturity date of this Note is less than the shortest Interest Period which may be elected hereunder, then the applicable

---------------------------------

* "Libor Rate" means, relative to any Interest Period (hereinafter defined) for loans made pursuant to this Note and which bear interest at the "Libor Rate (Reserve Adjusted)", the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which dollar deposits in the approximate amount of the amount of the loan to be made or continued hereunder by the Bank and having a maturity comparable to such Interest Period would be offered to the Bank in the London Interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     "Libor Reserve Percentage" means, relative to any Interest Period for loans hereunder, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the
     Bank) under regulations issued from time to time by the Federal Reserve System Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve System Board).

     "Libor Rate (Reserve Adjusted)" means, relative to any loan to be made or continued hereunder for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/16th of 1%) determined by the Bank as follows:

        Libor Rate          =           Libor Rate
                                     ---------------------
    (Reserve Adjusted)                  1.00 - Libor Reserve Percentage

rate of interest during such Interest Period shall be equal to the rate of interest designated by the Bank, and in effect from time to time, as its "Reference Rate" adjusted when said Reference Rate changes, but in no event in excess of the maximum rate permitted by law (the maker acknowledges that the Reference Rate may not necessarily represent the lowest rate of interest charged by the Bank to customers); further provided that if, at the end of any Interest Period, the maker has failed to timely notify the Bank of its election of the choice of interest rate for or length of the next Interest Period, then the interest rate in effect thereafter shall be at the Libor Rate (Reserve Adjusted) plus 1/4% per annum for an Interest Period the length of which shall be the same length as the immediately preceding Interest Period unless such Interest Period would end after the stated maturity date of this Note, in which case the Interest Period shall be of a duration equal to the next longest Interest Period which would end prior to such scheduled maturity date, provided further that no Libor Rate (Reserve Adjusted)-based loan shall be made less than one month before the stated maturity date of this Note or after the occurrence and continuance of an Event of Default or an event which, upon notice, passage of time or both would constitute an Event of Default. Interest hereunder shall be payable on the last day of each Interest Period and at maturity (whether by acceleration or otherwise). The term "Interest Period" as used in this Note shall mean a period of one, three or six month(s), as elected by the maker by written or facsimile notice to the Bank given not later than 12:00 noon three Business Days prior to the commencement of an Interest Period. No Interest Period shall extend beyond the stated maturity date of this Note. The initial Interest Period for this Note shall begin on the day of the initial draw down under the Note, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that, if any Interest Period would otherwise end on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall end on the next preceding Business Day and further provided that if any Interest Period commences on the last Business Day in a calendar month or if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day in a calendar month. The Bank shall give notice to the maker of the interest rate determined for each Interest Period as provided herein, and such notice shall be conclusive and binding upon the maker for all purposes absent manifest error. The maker shall pay to the Bank to compensate it for any loss, cost or expense that the Bank determines is attributable to any prepayment of a loan made by the Bank to the maker using the Libor Rate (Reserve Adjusted). Such compensation shall be an amount equal to the excess (if any) of (i) the amount of interest that otherwise would have accrued on the principal amount so prepaid for the period from the date of such prepayment to the last day of the then current Interest Period for such loan at the applicable rate of interest for such loan provided for herein less (ii) the amount of interest that otherwise would have accrued on such principal amount from the date of such prepayment until the end of the then current Interest Period at a rate per annum equal to the interest component of the amount the Bank would have bid in The London Interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank). The term "Business Day" shall mean any day of the year on which the Bank is open for business (as required or permitted by law or otherwise) and on which dealings in U.S. dollar deposits are carried on in London, England.

         If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for the Bank to make Libor Rate (Reserve Adjusted)-based loans, or to maintain interest rates based on Libor, then in the former event, any obligation of the Bank contained herein or in any agreement of the Bank to make available such unlawful Libor Rate (Reserve Adjusted)-based loans shall immediately be canceled, and in the latter event, any such unlawful Libor Rate (Reserve Adjusted)-based loans then outstanding shall be converted, at the Bank's option, so that interest on the outstanding principal balance subject hereto is determined in relation to the Reference Rate as hereinabove provided; provided however, that if any such Change in Law shall permit any Libor Rate (Reserve Adjusted)-based loans to remain in effect until the expiration of the Interest Period applicable thereto, then such permitted Libor Rate (Reserve Adjusted)-based loans shall continue in effect until the expiration of such Interest Period. Upon the occurrence of any of the foregoing events, maker shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any fines, fees, charges, penalties or other costs incurred or payable by the Bank as a result thereof and which are attributable to any Libor Rate (Reserve Adjusted) options made available to maker hereunder, and any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon maker.

         If any Change in Law or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

          (A) subject the Bank to any tax, duty or other charge with respect to any Libor Rate (Reserve Adjusted) options, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); or

          (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of the Bank; or

          (C)     impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining any Libor Rate (Reserve Adjusted)-based loan hereunder and/or to reduce any amount receivable by the Bank in connection therewith, then in any such case, maker shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any additional costs incurred by the Bank and/or reductions in amounts received by the Bank which are attributable to such Libor Rate (Reserve Adjusted)-based loan. In determining which costs incurred by the Bank and/or reductions in amounts received by the Bank are attributable to any Libor Rate (Reserve Adjusted)-based loan made to maker hereunder, any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon maker.

         Interest shall be computed on the basis of a 360-day year.

         The maker shall have the right to prepay this Note in whole or in part at the end of any Interest Period (but if in part, in the principal amount of $25,000.00 or any whole multiple thereof), in each case upon not less than 30 days prior written notice to the Bank, without penalty or premium, provided that on each prepayment the maker shall pay accrued interest on the principal amount so prepaid to the date of such prepayment, and each partial prepayment shall be applied to this Note in the inverse order of their stated maturities. The maker may not reborrow any amount prepaid under this Note.

         The Bank is hereby authorized to enter on the schedule attached hereto the amount of each advance made hereunder and each payment of principal thereon, without any further authorization on the part of the maker or the guarantor of this Note, but the Bank's failure to make such entry shall not limit or otherwise affect the obligation of the maker or the guarantor of this Note. In the event that any other Liabilities (as hereinafter defined) of maker to the Bank are due at any time that the Bank receives a payment from maker on account of this Note or any such other Liabilities of maker, the Bank may apply such payments to amounts due under this Note or any such other Liabilities in such manner as the Bank, in its discretion, elects, regardless of any instructions from maker to the contrary.

         The maker authorizes (but shall not require) the Bank to debit any account maintained by the maker with the Bank, at any date on which the payment of principal of or interest on any of the Liabilities is due, in an amount equal to any unpaid portion of such payment. Furthermore, the balance of every account of the maker with, and each claim of the maker against, the Bank existing from time to time, shall be subject to be set off against the Liabilities of the maker, and the Bank may at any time or from time to time at its option and without notice appropriate and apply toward the payment of the Liabilities the balance of each account of the maker with, and each such claim of the maker against the Bank. If the time for payment of principal of or interest on any of the Liabilities or any other money payable hereunder or with respect to any of the Liabilities becomes due on a day on which the Bank's offices are closed (as required or permitted by law or otherwise), such payment shall be made on the next succeeding business day, and such extension shall be included in computing interest in connection with such payment. All payments by any maker of this Note on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds.

         The term "Liabilities" shall mean the indebtedness evidenced by this Note, as same may be extended, renewed or modified from time to time and under the Credit Agreement executed by the maker and dated September 13, 1999.

         The Bank or holder hereof shall not be obligated to exercise any authority or right granted to it hereunder and shall not be liable for any action taken or omitted or the manner of taking any action, except for its willful misconduct, and in no event for consequential damages.

         To induce the Bank to make the loans evidenced by this Note, the maker represents and warrants to the Bank that the maker is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified as a foreign corporation in each jurisdiction wherein the character of the property owned or the nature of the business being transacted by it makes such qualification necessary (except where the failure to be qualified would not reasonably be expected to have a material adverse effect on the maker); the maker has the corporate power to execute and deliver this Note and to incur and perform its obligations hereunder. The execution, delivery and performance of this Note has been duly authorized by all necessary corporate action and will not violate any provision of law or of the maker's Certificate or Articles of Incorporation or By-Laws or result in the breach of, or constitute a default under, any indenture or other agreement or instrument to which the maker is a party or by which the maker be bound or affected. This Note constitutes, the legal, valid and binding obligation of the maker, enforceable in accordance with its terms. The proceeds of this Note shall be used to capitalize Caribou Merger Corporation, a corporation of the state of Delaware to provide the cash necessary to fund, in part, the acquisition of all of the outstanding common stock of Copley Pharmaceutical, Inc., a corporation of the State of Delaware.

         The maker covenants and agrees that so long as this Note shall remain outstanding, (a) the maker shall furnish to the Bank: (i) as soon as available, but in any event not later than 90 days after the close of the 1999 fiscal year of the maker, a copy of the annual audit report for such year for the maker and its consolidated Subsidiaries, including therein consolidated and consolidating balance sheets of the maker and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated and consolidating statements of income, shareholders' equity and cash flows of the maker and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes therein as shall be approved by the maker's independent certified public accountants, such consolidated financial statements to be certified by PricewaterhouseCoopers LLP or other independent certified public accountants selected by the maker and reasonable acceptable to the Banks, without any exception or qualification arising out of the restricted or limited nature of the examination made by such accountants other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur; and (ii) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the maker, unaudited consolidated and consolidating financial statements of the maker and its consolidated Subsidiaries, including therein (x) consolidated and consolidating balance sheets of the maker and its consolidated Subsidiaries as at the end of each fiscal quarter, (y) the related consolidated and consolidating statements of income of the maker and its consolidated Subsidiaries, and (z) the related consolidated statements of cash flows and shareholders' equity of the maker and its consolidated Subsidiaries all for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (subject to normal year-end audit adjustments) and certified on behalf of the maker by an officer of the maker; and (b) Teva Pharmaceutical Industries Ltd. shall be in compliance with letter dated September 13, 1999, executed by Parent in favor of the Bank. The term "Subsidiary" means any corporation of which more than 50% of the outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time, directly or indirectly owned by the maker or by one or more other Subsidiaries.

         Upon the happening, with respect to the maker or guarantor of this Note or any assets of any such maker or guarantor, of any of the following events:
(1) the failure to furnish the Bank with any requested information or failing to permit inspection of books or records by the Bank or any of its agents; (2) the making of any misrepresentation to the Bank in obtaining credit for any of them;
(3) dissolution (if a corporation or partnership); (4) the breach of any covenant contained herein; (5) the making of a mortgage or pledge; (6) the commencement of a foreclosure proceeding; (7) default in the payment of principal or interest on this Note or in the payment of any other obligation of any said maker or guarantor held by the Bank or holder thereof; (8) default in the performance or observance of any covenant or agreement contained in the instrument evidencing such obligation; (9) default in the payment of principal of or interest on any indebtedness for borrowed money owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured, the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity (and whether or not such default is waived by the holder thereof); (10) the suspension of business; (11) the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for the maker or guarantor or for any of his, its or their property, or the commencement of any proceedings by the maker or guarantor under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if the maker or guarantor is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of the maker or guarantor, as the case may be, and such proceedings shall continue undischarged for a period of 30 days; (12) the sending of notice of an intended bulk sale; (13) the entry of judgments or any attachment, levy or execution against any its properties shall not be released, discharged, dismissed, stayed or fully bonded for a period of 30 days or more after its entry, issue or levy, as the case may be; or the issuance of a warrant of distraint or assertion of a lien for unpaid taxes (except such taxes as are being contested in good faith by appropriate proceedings (to the extent that such proceedings are required) and with respect to which the maker has set up an adequate reserve under GAAP for the payment of such taxes), this Note, if not then due or payable on demand, shall as to (2), (3), (5), (6), (7), (9), (10),
(11), (12) and (13) above, become due and payable immediately without demand or notice, and as to (1), (4) and (8) above become due and payable only if such default remains uncured following ten (10) days prior written notice to maker of such default and all other debts or obligations of the makers hereof to the Bank or holder hereof, whether due or not due and whether direct or contingent and howsoever evidenced, shall, as to (2), (3), (5), (6), (7), (9), (10), (11), (12)
and (13) above, at the option of the Bank or holder hereof, also become due and payable immediately without demand or notice and as to (1), (4) and (8) above become due and payable, at the option of the Bank or holder hereof, only if such default remains uncured following ten (10) days prior written notice to maker of such default. After this Note becomes due, at stated maturity or on acceleration, any unpaid balance hereof shall bear interest from the date it becomes due until paid at a rate per annum 3% above the rate borne by this Note when it becomes due or, if such rate shall not be lawful with respect to the undersigned, then at the highest lawful rate. The maker agrees that if an attorney is retained to enforce or collect this Note or any other obligations by reason of non-payment of this Note when due or made due hereunder, a reasonable attorneys' fee shall be paid in addition.

         The Bank reserves the right to sell participations to one or more persons or entities in or to all or a portion of its rights under this Note.

         This Note shall be governed by the laws of the State of New York and shall be binding upon the maker and the maker's successors and assigns. THE MAKER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY OVER ANY ACTION OR PROCEEDING ARISING OUT OF ANY DISPUTE BETWEEN THE MAKER AND THE BANK, AND THE MAKER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF A COPY OF SUCH PROCESS TO THE MAKER AT THE ADDRESS SET FORTH BELOW. IN THE EVENT OF LITIGATION BETWEEN THE BANK AND THE MAKER OVER ANY MATTER CONNECTED WITH THIS NOTE OR RESULTING FROM TRANSACTIONS HEREUNDER, THE RIGHT TO A TRIAL BY JURY IS HEREBY WAIVED BY THE BANK AND THE MAKER. THE MAKER ALSO WAIVES THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE. The Bank or any holder may accept late payments, or partial payments, even though marked "payment in full" or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the maker or the Bank therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the maker and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         The rights and remedies of the Bank provided for hereunder (including but not limited to the right to accelerate Liabilities of maker) are cumulative with the rights and remedies of the Bank available under any other instrument or agreement or under applicable law.

                                     TEVA PHARMACEUTICALS USA, INC.

                                     By:      /s/ Peter R. Terreri
                                        ----------------------------------------
                                              Peter R. Terreri
                                              Senior Vice President and
                                              Chief Financial Officer

                                     650 Cathill Road
                                     Sellersville, Pennsylvania  18960

                                   ADDENDUM A


                            Subordination Provisions


                  The Bank and each holder from time to time of this Note by its acceptance thereof agrees that all payments on this Note shall be subordinate and subject in right of payment, to the extent set forth in this Addendum A, to the prior payment in full in cash of all Senior Debt (as defined below). The provisions of this Addendum A are made for the benefit of all present and future holders of Senior Debt and their successors and assigns (irrespective of whether such Senior Debt was created or acquired before or after the effectiveness of this Note), and shall be enforceable by each of them directly against the Bank or any holder of this Note from time to time. This Addendum A may not be amended without the written consent of each holder of Senior Debt and any purported amendment without such consent shall be void. THE PROVISIONS OF THIS ADDENDUM A ARE SEPARATE AND APART FROM, AND DO NOT AFFECT THE OBLIGATIONS OF TEVA PHARMACEUTICAL INDUSTRIES LTD. (THE "GUARANTOR") UNDER, THAT CERTAIN UNLIMITED GUARANTY OF EVEN DATE HEREWITH, AND NONE OF THE PROVISIONS OF THIS ADDENDUM A SHALL GRANT ANY HOLDER OF SENIOR DEBT THE RIGHT TO RECEIVE ANY PAYMENTS MADE BY THE GUARANTOR TO THE BANK OF THIS NOTE, OR TO REQUIRE THE BANK TO TURN OVER TO THE HOLDER OF SENIOR DEBT OR OTHERWISE ACCOUNT TO SUCH HOLDER FOR AMOUNTS RECEIVED FROM THE GUARANTOR PURSUANT TO THE PROVISIONS OF SUCH UNLIMITED GUARANTY.

                  1. For purposes of this Addendum A, the term "Senior Debt" means the principal of (and premium, if any), and interest on (a) indebtedness of the maker in an aggregate principal amount up to $50,000,000 for money borrowed under a working capital credit facility from, or which is evidenced by a note or similar instrument given to, PNC Bank, National Association ("PNC") and such other lending institutions as may join with PNC in providing such facility, or acquire a participation in such facility, or as may be successors to institutions in respect of such facility, and (b) amendments, renewals, extensions, modifications and refundings of any such indebtedness, whether any such indebtedness described in the preceding clause is outstanding on the date hereof or hereafter created, incurred or assumed, unless the instrument creating or evidencing any such indebtedness pursuant to which the same is outstanding expressly provides that such indebtedness is not superior in right of payment to the Note.

                  2. (a) Upon any payment or distribution of assets or securities of the maker of any kind or character (whether in cash, property or securities) upon any dissolution, winding up or total or partial liquidation or reorganization of the maker, whether voluntary or involuntary or in a bankruptcy, insolvency, receivership or other proceeding (an "Insolvency Event"), all Senior Debt shall first be paid in full in cash, before the Bank or any holder of this Note shall be entitled to receive, directly or indirectly, any payment of the principal of, or interest on or any other amount due with respect to this Note or to receive any distribution of any assets or securities. Before any payment of the principal of, or interest on or any other amount due with respect to this Note upon any such Insolvency Event, any payment or distribution of assets or securities of the maker of any kind or character (whether in cash, property or securities) to which the Bank or the holder of this Note would be entitled but for the provisions of this Addendum A, shall be made by the maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full in cash after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

                  (b) No direct or indirect payment by or on behalf of the maker of the principal of, or interest on or any other amount due with respect to, this Note (whether upon acceleration or otherwise) shall be made if, at the time of such payment, there exists any default or event of default under any provision of any agreement relating to the Senior Debt (a "Blocking Event").

                  (c) The Bank shall not declare this Note to be due and payable, and this Note shall not otherwise become due and payable, prior to its stated maturity upon the occurrence of any default hereunder unless and until there shall previously have been an acceleration of the Senior Debt; provided, however, that for the purposes of the Unlimited Guaranty, dated as of September 13, 1999 from Teva Pharmaceutical Industries Ltd. ("Guarantor") the "Liabilities" (as defined in said Unlimited Guaranty) shall become and be automatically due and payable, and the Bank may make demand upon the Guarantor for payment of such Liabilities, in any and all circumstances when this Note would otherwise have become automatically due and payable, or could otherwise have been declared due and payable, but for the preceding provisions of this clause (c).

                  If, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Bank or any holder of this Note shall have received any payment on account of this Note at any time following the occurrence of an event described in Paragraph 2(a) or following receipt by such party from any holder of Senior Debt of written notice to the effect that a Blocking Event has occurred, and before all Senior Debt is paid in full in cash, then such payment or distribution shall be received and held in trust for the holders of Senior Debt and shall be paid over or delivered to the holders of Senior Debt remaining unpaid to the extent necessary to pay in full all Senior Debt in cash.

                  3. If the Senior Debt has not been paid in full in cash at a time at which the maker is subject to an Insolvency Event, the holders of the Senior Debt are hereby irrevocably authorized, but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such Insolvency Event and give acquittance therefor and to file claims and proofs of claim, as their interests may appear.

                  4. No right of the holders of Senior Debt nor any other present or future holder of the Senior Debt to enforce these subordination provisions shall at any time or in any way be prejudiced or impaired by any failure to act by the holders of Senior Debt or by any noncompliance by the maker with the terms and provisions and covenants herein, regardless of any knowledge thereof a holder of Senior Debt may have or otherwise be charged with. The provisions of this Addendum A are intended to be for the benefit of, and shall be enforceable directly by, any present or future holder of the Senior Debt.

                  5. The Bank and each holder of this Note by his acceptance thereof agrees not to sell, assign or transfer all or any part of this Note while any Senior Debt remains unpaid unless such sale, assignment or transfer is made expressly subject to this Addendum A.

                  6. Upon the payment by them in full, in cash, of all Senior Debt, the Bank and the holders of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the maker applicable to Senior Debt until this Note shall have been paid in full.

                  7. The Bank and each other holder of this Note agree to forbear and not take any action the purpose or effect of which would give them a preference or priority over the Senior Debt.


                                      -3-